NEWS RELEASE
FOR RELEASE ON OR AFTER: February 6, 2008
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL BELOIT REPORTS
 FOURTH QUARTER AND FULL YEAR RESULTS

•	Quarterly Sales Increase 29.5% to a Record $474.7 million
•	2007 Acquisitions on Plan
•	2007 Net Sales, Net Income and EPS Reach Record Levels
•	Board of Directors Approves Additional 1 Million Share Buyback Authorization

February 6, 2008 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported sales and earnings for the fourth quarter ended December 29, 2007.  Net sales increased to $474.7 million from $366.6 million in the fourth quarter of 2006.  Diluted earnings per share increased to $.71 as compared to $.68 for the fourth quarter of 2006.

In the Electrical segment, sales increased 32.9% during the fourth quarter compared to the fourth quarter of 2006. Included in the results for the quarter were $101.4 million of sales attributable to the Fasco, Jakel, Alstom and Morrill businesses (“acquired businesses”) acquired in the third and fourth quarters of 2007. Sales in the HVAC business, which continued to be impacted by the challenging conditions of the residential HVAC end market, decreased 8.5% from the fourth quarter of 2006.  Sales of generators increased 13.5%, paced by a 27.3% growth in the Company’s China generator business.   Sales of commercial and industrial motors increased 3.1%, reflecting strength in the demand for the Company’s industrial products, which was dampened by lighter demand for some of the Company’s commercial products.  Sales in the Mechanical segment increased 5.7% versus the comparable period of 2006.

The gross profit margin for the fourth quarter of 2007 was 22.2%, which was 210 basis points below the gross profit margin in the fourth quarter of 2006 due primarily to the gross margin impact of the acquired businesses and the impact of cost inflation.  The aggregate gross margin for the acquired businesses was 16.9%, reflecting in part, the impact of the non- reoccurring write-off of the inventory step-up related to the acquired businesses.  Cost inflation, particularly related to copper, continued to pressure margins as the Company had forecasted.  Income from operations for the fourth quarter was $45.3 million or 9.5% of sales versus the $39.5 million or 10.8% of sales for the fourth quarter of 2006.  The aggregate income from operations for the acquired businesses during the quarter was $6.4 million or 6.3% of their aggregate sales.  Net income in the fourth quarter of 2007 was $24.0 million as compared to the $23.0 million reported in the fourth quarter of 2006.  Diluted earnings per share were $.71 versus the $.68 reported in 2006.

Regal Beloit Corporation
News Release

For the full year ended December 29, 2007, net sales increased 11.3% to a record $1.8 billion from $1.6 billion in 2006.  Full year 2007 sales included $129.7 million of sales from the acquired businesses.  The gross profit margin decreased 110 basis points to 22.9% for the full year, again due primarily to the impact of the acquired businesses, whose gross margin was 15.7% and the impact of cost inflation.  Margins were favorably impacted by the Company’s Lean Six Sigma and productivity initiatives.  Income from operations was $206.1 million or 11.4% of sales as compared to the $194.0 million or 12.0% of sales reported for fiscal year 2006. Net income for fiscal 2007 was $118.3 million, a 7.8% increase from the $109.8 million reported for fiscal 2006.  Diluted earnings per share were $3.49, an increase of 6.4% over the $3.28 reported in 2006.

Additionally, the Board of Directors, at the regularly scheduled meeting held on February 2, 2008, expanded the Company’s existing buyback authorization.  The new authorization allows for the purchase of an additional one million shares of the Company’s common stock from time to time in open market transactions.  Combined with the previous remaining authorization, the Company may purchase up to 2.2 million shares.

“The fourth quarter proved to be especially challenging.  The combination of a weaker than expected fourth quarter residential HVAC market, the expected materials cost gap, and essentially no bottom line help from our new acquisitions, due to purchase accounting, held back the margin and bottom line improvements that took place in our business.  Given these events, we are pleased with how our businesses performed.  While we believe these restraining events are temporary, the core improvements that are taking place across the Company and the synergies that are being mined from our new acquisitions are permanent in nature and we expect that they will continue to create value,” said Henry Knueppel, Chairman and Chief Executive Officer.

“With our initiatives in place and working, and the temporary restraints easing as we expect, we continue to be optimistic about what lies ahead for the Company.  Therefore, despite what we expect to be a continuing soft residential HVAC market, we are forecasting our earnings per share to be in the range of $.92 to $1.00 for the first quarter of 2008,” added Knueppel.

Regal Beloit will be holding a conference call pertaining to this news release at 1:30 PM CST (2:30 PM EST) today.  Interested parties should call 888-428-4478, referencing the Regal Beloit conference call.  A replay of the call will be available through February 16, 2008 at 800-475-6701, access code 909428.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit Corporation is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

Regal Beloit Corporation
News Release

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	actions taken by our competitors;
•	unanticipated costs associated with litigation matters;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	difficulties in staffing and managing foreign operations;
•	the availability and effectiveness of our information technology systems;
•
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of  the Company’s Annual Report on Form 10-K filed on February 28, 2007 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this news release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 28, 2007.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Net Sales	$474,682	$366,649	$1,802,497	$1,619,545

Cost of Sales	369,146	277,653	1,389,144	1,230,174

Gross Profit	105,536	88,996	413,353	389,371

Operating Expenses	60,237	49,512	207,293	195,354

Income From Operations	45,299	39,484	206,060	194,017

Interest Expense	7,449	4,599	22,056	19,886

Interest Income	238	281	933	711

Income Before Taxes & Minority Interest	38,088	35,166	184,937	174,842

Provision For Income Taxes	13,382	11,239	63,683	62,051

Income Before Minority Interest	24,706	23,927	121,254	112,791

Minority Interest in Income, Net of Tax	664	958	2,907	2,985

Net Income	$24,042	$22,969	$118,374	$109,806

Earnings Per Share of Common Stock:

Basic	$.77	$.74	$3.79	$3.56

Assuming Dilution	$.71	$.68	$3.49	$3.28

Cash Dividends Declared	$.15	$.14	$.59	$.55

Weighted Average Number of Shares Outstanding:

Basic	31,326,459	30,981,273	31,252,145	30,846,854

Assuming Dilution	33,840,176	33,973,308	33,920,886	33,504,190

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

	(Unaudited)
	December 29,	December 30,
ASSETS	2007	2006
Current Assets:
Cash and Cash Equivalents	$42,574	$36,520
Receivables and Other Current Assets	367,717	263,470
Inventories	318,200	275,138
Total Current Assets	728,491	575,128

Net Property, Plant and Equipment	339,343	268,880

Other Noncurrent Assets	794,413	599,511
Total Assets	$1,862,247	$1,443,519

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Accounts Payable	$183,215	$108,050
Other Current Liabilities	128,705	150,491
Long-Term Debt	558,918	323,946
Deferred Income Taxes	72,409	65,937
Other Noncurrent Liabilities	65,288	45,120
Total Liabilities	1,008,535	693,544

Shareholders’ Investment	853,712	749,975
Total Liabilities and Shareholders’ Investment	$1,862,247	$1,443,519

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ended		Fiscal Year Ended		Three Months Ended		Fiscal Year Ended
	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales	$48,679	$46,070	$205,281	$201,004	$426,003	$320,579	$1,597,216	$1,418,541

Income from Operations	$6,799	$5,931	$29,284	$22,230	$38,500	$33,553	$176,776	$171,787